Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

INTEGRATED SECURITY SYSTEMS, INC.

ANNOUNCES CONSUMMATION OF MERGER WITH

ISATORI TECHNOLOGIES, INC.

iSatori, a rapidly growing developer and marketer of nutritional supplements,

strengthened by merger as it continues to accelerate its growth through new product offerings and expansion of retail distribution, which furthers the interests of the IZZI shareholders

DALLAS, TEXAS (Business Wire) -– Integrated Security Systems, Inc. (OTCBB: IZZI) and iSatori Technologies, Inc. of Golden (metropolitan Denver) Colorado, today announced the consummation of a merger among the two companies. iSatori is a worldwide, rapidly growing developer and marketer of scientifically engineered nutritional supplements focusing upon specific markets including weight loss and sports nutrition which are distributed through Fortune 500 U.S. retailers, as well as in 17 foreign countries.

Russell Cleveland, CEO of Integrated Security Systems, Inc. stated that “the stockholders of IZZI are truly enthusiastic now that this merger with iSatori has been consummated. iSatori brings its experienced management team and unique marketing approach, along with its highly effective nutritional products, to the robust and growing $120-plus billion nutritional supplements industry. This merger most certainly provides growth potential to the IZZI shareholders.”

Complementing Mr. Cleveland’s comments was Stephen Adele, founder, CEO and president of iSatori Technologies, Inc. who will continue in this capacity post merger. Mr. Adele noted, “The merger with IZZI completes an extraordinarily important milestone in the procurement of capital for iSatori, as our company continues to grow. This merger enhances our ability to further accelerate the sales and distribution of our top selling supplement brands and invest in the continued research and development of new, scientifically engineered nutritional products. This union, which we have struck with IZZI, bolsters our future of which we are extremely enthusiastic.”

Integrated Security Systems, Inc. is headquartered in Dallas, Texas and has discontinued its operations other than maintaining its cash balances over the past 12 months. On a go-forward basis, Integrated Security Systems, Inc. will change its name to iSatori Technologies, Inc. and the operations will shift to iSatori’s headquarters in Denver, Colorado. iSatori Technologies, Inc. will continue to be a leading nutritional supplements firm supplying Fortune 500 merchandisers and distributors with its scientifically engineered products.  Detailed information about iSatori, including its financial statements for 2010 and 2011, will be disclosed in a Form 8-K to be filed with the SEC this week.

This news release contains statements made about future events and expectations, or :forward-looking statements”. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, projections, objectives, goals, strategies, future events or similar statements which generally are not historical in nature. Actual results may differ materially from those expressed or implied by the forward-looking statements contained in this release. Forward-looking statements are subject to numerous risks, uncertainties and assumptions about us and our business. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contacts:

iSatori Technologies, Inc.

Stephen Adele

1-303-215-9174

PR@isatoritech.com

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